Dr. Gil Ben-Menachem appointed Chief Executive Officer of OphthaliX Inc.

South Jordan, Utah, and Petach Tikvah, Israel, December 12, 2012 – OphthaliX Inc. (OTCBB: OPLI) today announced that it has appointed Dr. Gil Ben-Menachem as Chief Executive Officer effective January 1, 2013. Dr. Ben-Menachem is a seasoned executive with twelve years of experience in the pharmaceutical, biotechnology, and venture capital industries.

Dr. Ben-Menachem joins OphthaliX from Teva Pharmaceutical Industries Ltd., a world leading generic drug maker, where he has served since 2008 as Director of Business Development at the Global Branded Products division.  At Teva, Dr. Ben-Menachem was responsible for business development efforts leading to partnering and acquisitions totaling over $500 MM for late stage drug candidates.  Prior to that, he served as Director of Business Development at Paramount Bioscience LLC, a New York based drug development, life sciences merchant bank, and biotechnology venture capital firm, where he participated in the founding of several biotechnology companies.

Dr. Ben-Menachem received his B.Sc. in Biology, M.Sc. in Biotechnology, and Ph.D. in Microbiology from the Hebrew University, and his MBA from the University of Maryland. He concluded his postdoctoral training in immunology and microbiology at the NIH.

“I am honored and delighted to take this position at OphthaliX,” commented Dr. Gil Ben-Menachem, upcoming Chief Executive Officer of OphthaliX. ”With CF101 in Phase III for the treatment of Dry Eye Syndrome and in Phase II for the treatment of Glaucoma, OphthaliX represents a unique investment opportunity and I am excited to play a pivotal role in the development of innovative ophthalmic drugs for patients in need.”

Prof. Pnina Fishman, Chairman of OphthaliX, commented, "This is a key appointment for OphthaliX and we are certain that Dr. Ben-Menachem’s vast business and scientific experience combined with his strategic thinking, makes him the right person to drive the company to success over the coming years.”

About OphthaliX Inc.

OphthaliX Inc. is an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug with a proven efficacy in Phase 2 clinical studies and an excellent safety profile. CF101 is currently developed for ophthalmic indications, including dry eye syndrome (Phase 3), glaucoma (Phase 2) and Uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases including rheumatoid arthritis (Phase 2b) and psoriasis (Phase 2/3).

Contact:

KCSA Strategic Communications

Jeff Corbin / Phil Carlson

jcorbin@kcsa.com / pcarlson@kcsa.com

212-896-1233

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.